EXHIBIT 99.2

LEGAL PROCEEDINGS

United States ex rel Oberg v. Nelnet, Inc. et al

On September 28, 2009, the Company was served with a Summons and First Amended Complaint naming the Company as one of ten defendants in a “qui tam” action brought by Jon H. Oberg on behalf of the United States of America.  Qui tam actions assert claims by an individual on behalf of the federal government, and are filed under seal until the government decides, if at all, to intervene in the case.

An original complaint in the action was filed under seal in the U.S. District Court for the Eastern District of Virginia on September 21, 2007, and was unsealed on August 26, 2009 upon the government’s filing of a Notice of Election to Decline Intervention in the matter.  The First Amended Complaint (the “Oberg Complaint”) was filed on August 24, 2009 and alleges the defendant student loan lenders submitted false claims for payment to the Department of Education in order to obtain special allowance payments on certain student loans at a rate of 9.5%, which the Oberg Complaint alleges is in excess of amounts permitted by law.  The Oberg Complaint seeks the imposition of civil penalties and treble the amount of damages sustained by the government in connection with the alleged overbilling by the defendants for special allowance payments.   The Oberg Complaint alleges that approximately $407 million in unlawful 9.5% special allowance payment claims were submitted by the Company to the Department of Education.

The 9.5% special allowance payments received by the Company were disclosed by the Company on multiple occasions beginning in 2003.  In January, 2007 the Company entered into a settlement agreement with the Department of Education to resolve an audit report by the Office of Inspector General of the Department of Education with respect to the Company’s student loan portfolio receiving special allowance payments at a minimum 9.5% interest rate (the “Settlement Agreement”).  The Settlement Agreement contains an acknowledgment by the Department of Education that the dispute with the Company in connection with billings for 9.5% interest was in good faith.

The Company believes it has strong defenses to the Oberg Complaint and is vigorously contesting the matter.  The Company has filed a motion for summary judgment, which will be argued to the Court on July 30, 2010.  If summary judgment is not granted in favor of the Company, the case is set for trial beginning August 16, 2010.  Due to the uncertainty, costs, and risks inherent in the litigation process, the Company may explore various resolutions of the matter, but cannot predict the ultimate outcome or resolution or any liability or settlement amount which may result, which could have a material adverse effect on the Company’s results of operations and financial condition.